Exhibit 99.1

Protalix BioTherapeutics to Delist its Common Stock from the Tel Aviv Stock Exchange

The Company’s Common Stock will continue to trade on the NYSE American

CARMIEL, Israel, December 21, 2022 /PRNewswire/Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell based protein expression system, announced today that the Company’s management and Board of Directors have decided that it is in the best interest of the Company to voluntarily delist its common stock from the Tel Aviv Stock Exchange (the “TASE”).

The Company believes that delisting its common stock from the TASE will allow management to focus better on the Company’s primary capital market and reduce its cost of operations as the Company will be subject to only one set of listing rules and regulations. Accordingly, the Company has requested that the TASE immediately initiate the delisting process.

“At this stage of the Company’s development, we believe that it is in the best interest of our company and its stockholders that we concentrate our market activity on a single exchange,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “We thank all of the investors who traded our common stock on the TASE.”

Based upon applicable Israeli law, the Company expects the delisting of its common stock from the TASE to become effective three months from the date of request. During this time, the Company’s common stock will continue to be traded on the TASE.

Trading of the Company’s common stock on the NYSE American will be unaffected by this decision, and the Company will remain subject to the rules and regulations of the U.S. Securities and Exchange Commission and the NYSE American applicable to listed companies. All shares of the Company’s common stock traded on the TASE are expected to transfer to the NYSE American once the delisting from the TASE becomes effective.

The Company is not aware of any technical or substantive impediment to the trading of the Company’s securities on the NYSE American following its delisting from the TASE.

An announcement regarding the delisting procedure and timeline will follow once available. The Company will continue to file public reports and make public disclosures in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and NYSE American after the delisting.

Holders of the Company’s common stock through an Israeli broker, bank or other nominee are encouraged to contact such broker, bank or other nominee with any questions about the transfer of shares to a NYSE American-based account.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner.

Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.

Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified stabilized version of the recombinant human α Galactosidase A protein for the treatment of Fabry disease; alidornase alfa or PRX-110, for the treatment of various human respiratory diseases or conditions; PRX-115, a plant cell-expressed recombinant PEGylated uricase for the treatment of severe gout; PRX-119, a plant cell-expressed long action DNase I for the treatment of NETs-related diseases; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “may,” “plan,” “will,” “would,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, among others: risks related to any transactions we may effect in the public or private equity markets to raise capital to finance future research and development activities, general and administrative expenses and working capital; risks related to the amount and sufficiency of our cash, cash equivalents and short-term deposits; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our outstanding notes or any other indebtedness; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Chuck Padala, Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com

Source: Protalix BioTherapeutics, Inc.